Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone (215) 564-8000 Fax (215) 564-8120

Robert K. Fulton

RFulton@stradley.com

215-564-8042

October 7, 2004

The Trustees of Cullen Funds Trust
645 Fifth Avenue
New York, NY 10022

RE: Cullen Funds Trust

Ladies and Gentlemen:

We have acted as special counsel to Cullen Funds Trust, a Delaware statutory trust (the “Trust”), to furnish this opinion to you in connection with certain matters relating to the shares (“Shares”) of beneficial interest in Cullen High Dividend Equity Fund (the “Fund”). This opinion is being delivered to you at your request. Capitalized terms used herein and not otherwise defined are used as defined in, or by reference in, Agreement and Declaration of Trust, dated as of March 21, 2000 (the “Declaration”), by James P. Cullen, as initial trustee (the “Initial Trustee”) and as amended on May 10, 2001 (the “Declaration”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	A certified copy of the Certificate of Trust of the Trust (the “Certificate of Trust”) which was filed with the Secretary of State of the State of Delaware (the “Secretary of State”) on March 21, 2000;
(b)	The Declaration;
(c)	A certificate of good standing for the Trust issued by the Secretary of State on October 5, 2004;
(d)	A copy of the unanimous written consent of the Trustees (the “Series Resolutions”) authorizing the Cullen High Dividend Equity Fund as a series of the Trust (the “Series”); and
(e)	Certain resolutions (the “Share Class Resolutions”) adopted by the Trustees establishing Class A, Class B and Class C shares as classes of shares of the Series;

Other than our review of the documents listed above (the “Reviewed Documents”), we have not reviewed any other documents or made any independent investigation for the purpose of rendering this opinion and we make no representation as to the scope or sufficiency of our document review for your purposes. With your consent, our opinion is qualified in all respects by the scope of such document examination. As to certain factual matters, we have relied without independent investigation upon the representations and warranties and other statements of fact contained in the Reviewed Documents for the truth, accuracy and completeness of the matters contained therein.

Based upon and subject to the foregoing and subject to the exceptions, assumptions and limitations set forth herein below, it is our opinion that:

1.	The Trust has been duly formed and is validly existing as a statutory trust under the laws of the State of Delaware; and
2.	The Shares of the Series have been duly authorized. When issued and delivered to a purchaser in accordance with the Declaration, the Series Resolutions, the Share Class Resolutions and the Delaware Statutory Trust Act, 12 Del.C. Ch. 38 (the “Act”), and paid for by a purchaser as required by the Declaration, the Resolution and the Act, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinions are subject to the following exceptions, assumptions and limitations:

A.	The foregoing opinions are limited solely to the application of the Delaware Statutory Trust Act, 12 Del.C. Ch. 38, to the matters set forth herein, which in our experience is the law of the State of Delaware normally applicable to such matters (with the exception that the Delaware Securities Act may be applicable to such matters, but we have been expressly requested not to consider such law). We do not express an opinion as to any federal laws or the laws of any other jurisdiction. This opinion is given only with respect to laws and regulations presently in effect. We assume no obligation to advise you of any changes in law or regulation which may hereafter occur, whether the same are retroactively or prospectively applied, or to update or supplement this letter in any fashion to reflect any facts or circumstances which hereafter come to our attention.
B.	We have assumed (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) that the Declaration is the only agreement with respect to the creation, operation and termination of the Trust and that it has not amended or modified in any respect, and (iv) that no action has been taken to dissolve or terminate the Trust.
C.	With respect to the Reviewed Documents, we have assumed the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies or specimens and that all documents, in the forms submitted to us for our review, have not been and will not be altered or amended in any respect material to our opinions as stated herein.

This opinion is rendered solely for your benefit in connection with the matters addressed herein and, without our prior written consent, may not be relied upon by or furnished to an person or entity for any purpose. Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Trust’s Registration Statement on Form N-1A.

Very truly yours,

STRADLEY, RONON, STEVENS & YOUNG, LLP

By: _/s/ Robert K. Fulton
Robert K. Fulton, A Partner

Philadelphia, PA ● Malvern, PA ● Wilmington, DE ● Cherry Hill, NJ ● Washington, DC A Pennsylvania Limited Liability Partnership